Exhibit 99.2

           Contact:        Patrick Fitzgerald
                           GNC Corporation
                           (412) 402-7455
                           Patrick-Fitzgerald@GNC-HQ.com

            GNC Promotes Curtis J. Larrimer to Senior Vice President
                          and Chief Financial Officer

Pittsburgh PA, December 8, 2004: GNC Corporation (GNC) today announced the promotion of Curtis J. Larrimer to the position of Senior Vice President, Chief Financial Officer. Mr. Larrimer succeeds and reports to David R. Heilman, who has been named Chief Adminstrative Officer and Executive Vice President. Mr. Larrimer is a 25-year veteran of GNC, having served most recently as Senior Vice President of Finance and Corporate Controller.

"Curt has distinguished himself throughout his career at GNC, and his leadership skills, detailed knowledge of GNC and our financial structure make him ideally suited to take over as Chief Financial Officer," commented Mr. Heilman. "His extensive experience in accounting policy, financial control, business planning, measurement, reporting and analysis will serve him well in this position."

Mr. Larrimer originally joined General Nutrition, Incorporated (GNC's indirect subsidiary) in the budgets and taxes department in 1980. He has held various positions with the Company, including Controller of the Retail and Manufacturing/Wholesale division, Assistant Corporate Controller, and Senior Vice President and Controller.

GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products and specialty supplements. GNC has more than 4,900 retail locations throughout the United States, including more than 1,300 domestic franchise locations, more than 1,000 store-within-a-store locations under its strategic alliance with Rite Aid and more than 800 locations in more than 35 foreign markets including Canada and Mexico.

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